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                                                                   Exhibit 10.25

                              CARDINAL HEALTH, INC.

                      DIRECTORS DEFERRED COMPENSATION PLAN

                   AMENDED AND RESTATED EFFECTIVE MAY 1, 2004

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                              CARDINAL HEALTH, INC.
                      DIRECTORS DEFERRED COMPENSATION PLAN
                                  (THE "PLAN")

                                        I

                                     PURPOSE

      Cardinal Health, Inc. and its affiliates (collectively, the "Company") is willing to provide nonemployee members of its Board of Directors (the "Board") with the opportunity to defer the payment of their Board fees for retirement savings purposes. The Company's goal is to retain and reward its Board members by helping them to accumulate benefits for a comfortable retirement. The Plan was originally effective as of January 1, 2000.

                                       II

                                   ELIGIBILITY

      All members of the Board are eligible to participate in the Plan. If you elect to participate in the Plan, you will sign a Directors Deferred Compensation Agreement which details the requirements you must satisfy to be eligible to receive this supplemental retirement benefit from the Company.

                                       III

                       DEFERRED COMPENSATION ACCUMULATIONS

A.    UNFUNDED NATURE OF PLAN

      The Plan is considered to be an "unfunded" arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account or fiduciary relationship on your behalf. Each participant's rights to benefits under the Plan are equivalent to the rights of any unsecured general creditor of the Company. However, the Company may open accounts with one or more investment companies selected by the Chairman, in his discretion, and may invest funds subject to this Plan in those investment companies. The Company also may establish a deferred compensation trust (rabbi or otherwise) in connection with the Plan. Each participant may be permitted to direct how the portion of the Company's funds allocable to him or her is invested from among the available alternatives, if such investment accounts are established. The Company currently expects any such alternatives to be similar to those available under its tax-qualified retirement plan for employees, but is not obligated to make these or any other particular investment options available. If a participant is permitted to direct how the portion of the Company's funds allocable to him or her is invested among the available alternatives, the participant may be permitted to change such direction from time to time; provided, however, that in no event shall a participant who is a current Board member or who has been a Board member during the last six (6) months be permitted to change any investment in a Cardinal Stock Account (as defined below) to any other investment alternative or change any investment in any other investment alternative to a Cardinal Stock Account, except, in either case, as to future director's fees to be earned as provided below under the heading "Election to Defer into Common Shares". After a participant's board membership has been terminated for at least six (6) months, a participant may elect to change his or her investment in a Cardinal Stock Account to any other investment alternative or change

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his or her investment in any other investment alternative to a Cardinal Stock
Account without regard to the restrictions set forth in the preceding sentence. All investments shall at all times continue to be a part of the Company's general assets.

B.    ACCUMULATIONS

      To measure the amount of the Company's obligations to a participant in this Plan, the Company will maintain a bookkeeping record or account of each participant's "Accumulations".

      You may elect (within 30 days of when you first become eligible to participate in the Plan for your initial calendar year of participation or, for subsequent calendar years, not later than the December 31 prior to each such year) to defer payment of a portion or all of your director's fees to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations. Once made, any such election (including without limitation the percentage of director's fees to be deferred) shall be irrevocable for all director's fees earned during the calendar year for which the election is made. If you desire, your election can continue in effect from year to year until you change it, but any change will be effective only as of the January 1 of the calendar year following the calendar year in which you change your election. The minimum amount you may defer is 20% and the maximum is 100% of all fees expected to be paid to you as a director of the Company.

C.    ELECTION TO DEFER INTO COMMON SHARES

      Subject to the provisions of this Article III, whenever you make a deferral election pursuant to the preceding paragraph, you may also elect to have all or a portion of the deferred fees to be deemed invested in common shares, without par value ("Common Shares"), of the Company (such deferred fees, the "Share Election Fees"). On the date when your Share Election Fees would otherwise be payable to you (if you had not elected to defer such payment) (the "Payment Date"), the Company will credit to a separate account (your "Cardinal Stock Account") a number of hypothetical Common Shares (and fractions thereof) having a Value equal to the Share Election Fees. For purposes of this Plan, the "Value" of a Common Share on a particular day shall mean the closing price of a Common Share on the New York Stock Exchange on that day (or, if there is no trading of the Common Shares on that day, on the most recent previous date on which trading occurred). Any election made pursuant to this paragraph shall be irrevocable for all director's fees earned during the calendar year for which the election is made. Any election made pursuant to this paragraph shall remain in effect for fees payable in subsequent calendar years unless you deliver a written notice to the Secretary of the Company setting forth a different deferral election, which shall be applied to future calendar years until further written notice is received by the Secretary of the Company pursuant to this section. Notwithstanding the foregoing, if any deferral election into Common Shares would make a transaction between the Company and any other entity ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such deferral would otherwise be eligible for such accounting treatment, such deferral election shall be treated as a deferral election into the other available funds pro-rata.

      If any recapitalization, reorganization, reclassification, consolidation, merger of Cardinal Health, Inc. ("Cardinal") or the Company or any sale of all or substantially all of Cardinal's or the Company's assets to another person or entity or other transaction which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Shares (each an "Organic Change") shall occur, then your Cardinal Stock Account (if any) shall be adjusted so as to contain such shares of stock, securities or assets (including cash) as would have been issued or payable with respect to or in exchange for the number of Common Shares credited thereto immediately before such Organic Change, if such

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Common Shares had been outstanding. If the assets held in your Cardinal Stock
Account immediately after such adjustment are not equity securities, then you shall be permitted to re-direct the investment thereof into the other investment choices then available under this Plan.

D.    EARNINGS (OR LOSSES)

      At least once each calendar year while you have a credit balance in your Accumulations, the Company will credit your Accumulations with earnings (or losses), if any, for the period since the last such crediting and determine the value of your Accumulations at that time. The earnings (or losses) shall be credited on the basis of the earnings (or losses) allocable to your directed investments. The Company also reserves the right to adjust the earnings (or losses) credited to your Accumulations and to determine the value of your Accumulations as of any date by adjusting such earnings (or losses) or such fair market value for the Company's tax and other costs of providing this Plan.

      In the case of your Cardinal Stock Account (if any), the earnings (or losses) credited to such account shall consist solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to the Common Shares, then the cash value of such dividend or other distribution shall be credited, on the payment date for such dividend or other distribution (the "Dividend Payment Date"), to an alternative investment option under the Plan, as determined by the Committee in its sole discretion. Such cash value shall be based upon the number of Common Shares deemed to be held in your Cardinal Stock Account as of the record date for such dividend or other distribution (the "Dividend Record Date"), if such Common Shares were outstanding. If such dividend or other distribution is in the form of cash, the cash value so credited shall be equal to the amount of cash that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of Common Shares, the cash value so credited shall be equal to the value, as of the Dividend Payment Date, of the number of such Common Shares (and fractions thereof) that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. If such dividend or other distribution is in the form of property other than cash or Common Shares, the cash value so credited shall be equal to the value, as of the Dividend Payment Date, of the property that would have been distributed with respect to the Common Shares deemed to be held in your Cardinal Stock Account as of the Dividend Record Date, if such Common Shares were outstanding. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Board based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

      Under the federal income tax rules in effect as of the adoption of this Plan, the amounts credited to your Accumulations, including earnings, will not be taxable income to you in the year they are credited to your account. You, or your beneficiaries in the event of your death, will generally be taxed on these amounts and the credited earnings only if and when benefits are actually paid to you or your beneficiaries.

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                                       IV

                                    BENEFITS

A.    VESTING

      All contributions to the Plan will always be 100% "vested". This means you will always be entitled to receive benefits from your Accumulations.

B.    PAYMENT OF BENEFITS

      1. RETIREMENT BENEFITS. You will be eligible to receive retirement benefits under the Plan upon your retirement from the Board after attaining age 65. Retirement benefits will generally be paid as an annual benefit payable for 10 years. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the 10-year period. The amount payable each year will either be based on an approximately equal amortization of principal plus actual earnings (or less actual losses) or an amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution. You must give the Company at least 30 days advance written notice of your intention to retire and receive retirement benefits. Actual benefit payments will begin on the first day of the second month following your satisfaction of all requirements for payment.

      2. DISABILITY BENEFITS. If you become totally disabled before satisfying the requirements for retirement benefits, you will be eligible to receive payment of the amounts credited to your Accumulations as an annual benefit payable for 10 years. The amount of the benefit will be determined in the same manner as retirement benefits. For this purpose, "total disability" means a physical or mental condition which totally and presumably permanently prevents you from engaging in your usual occupation or any occupation for which you are qualified by reason of training, education, or experience. It is up to the Company to determine whether you qualify as being totally disabled and the Company may require you to submit to periodic medical examinations to confirm that you are, and continue to be, totally disabled. If your disability ends, your disability benefit payments will stop. However, you could continue to qualify for benefits under another provision of the Plan.

      3. DEATH BENEFITS. In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of your Deferred Compensation Agreement, using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Deferred Compensation Agreement, the Company will pay benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. In this case, benefits will generally be paid as an annual benefit payable for 10 years computed in the same manner as retirement benefits. The Company will provide you with the form for designating your beneficiary or beneficiaries. If you fail to make a beneficiary designation, or if your designated beneficiary predeceases you or cannot be located, any death benefits will be paid to your estate.

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      4.    OTHER TERMINATION OF BOARD MEMBERSHIP. If your membership on the
            Board terminates for any reason other than retirement, death, or total disability, then your Accumulations will be paid to you as an annual benefit payable for 10 years computed in the same manner as retirement benefits, beginning as soon as administratively practicable after your term of office ends.

      5. PAYMENT ALTERNATIVES. At the Company's election, or upon your request, benefits may be paid in a lump sum or over a shorter or longer period of time than the 10 years generally called for, as described above. However, no request by you or your beneficiaries for a different payment method will be binding on the Company, and any accelerated or deferred payment of benefits shall be made only in the sole discretion of the Company. In addition, the Company may alter the payment method in effect from time to time in its discretion. If the payment method is altered, the amount you or your beneficiaries will receive will be computed under one of the alternative methods for determining payment amounts provided for under the normal form of distribution for your Accumulations, determined by the Company in its discretion.

      6. CHANGE IN CONTROL. If a Change in Control occurs, and your membership on the Board terminates within the 2-year period immediately following a Change in Control, then you shall be entitled to receive your Accumulations in a single lump sum within 30 days of your termination of office, notwithstanding any other provision of this Plan or your Directors Deferred Compensation Agreement. Also, following a Change in Control, the Company's discretion to alter the payment methodology (described in Subsection 5, above) is limited to accelerating your benefits; the Company cannot, after a Change in Control, defer the commencement of payments or extend the period of distribution beyond the normal periods described in the preceding Subsections.

            For purposes of the Plan, a "Change of Control" means: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
            Act) of twenty-five percent (25%) or more of either (A) the then outstanding Shares of the Company (the "Outstanding Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company or any corporation controlled by the Company, (II) any acquisition by the Company or any corporation controlled by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition by any corporation that is a Non-Control Acquisition (as defined in Subsection (iii) of this Section); or (ii) individuals who, as of the Effective Date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened

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            solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a "Business Combination"), unless, such Business Combination is a Non-Control Acquisition. A "Non-Control Acquisition" shall mean a Business Combination where: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any) and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                                        V

                            MISCELLANEOUS PROVISIONS

A.    NO RIGHT TO COMPANY ASSETS

      As explained previously, this Plan is an unfunded arrangement and the agreement you will enter into with the Company does not create a trust of any kind or a fiduciary relationship between the Company and you, your designated beneficiaries or any other person. To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under this Plan or your Directors Deferred Compensation Agreement, that right is no greater than the right of any unsecured general creditor of the Company.

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B.    GENERAL RESTRICTIONS

      Notwithstanding any other provision of this Plan or any Directors Deferred Compensation Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Common Shares under this Plan prior to fulfillment of all of the following conditions:

      (i) Listing or approval for listing upon official notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be a market for the Common Shares;

      (ii) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Chairman shall, in his absolute discretion upon the advice of counsel, deem necessary or advisable; and

      (iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Chairman shall, in his absolute discretion after receiving the advise of counsel, determine to be necessary or advisable.

      Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for the participants.

C.    COMMON SHARES AVAILABLE

      The maximum aggregate number of Common Shares which may be credited to Cardinal Stock Accounts pursuant to this Plan is 60,000. Common Shares issuable under the Plan may be taken from authorized but unissued shares, treasury shares, shares held in a trust for purposes of the Plan, or purchased on the open market. No single participant may acquire under the Plan more than 30,000 Common Shares.

      In the event of any stock dividend, stock split, share combination, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to Cardinal's shareholders other than a normal cash dividend), or partial or complete liquidation, or any other corporate transaction or event having any effect similar to any of the foregoing, then the aggregate number of Common Shares reserved for issuance under the Plan shall be appropriately substituted for new shares or adjusted, as determined by the Compensation and Personnel Subcommittee in its sole discretion.

D.    MODIFICATION OR REVOCATION

      Your Directors Deferred Compensation Agreement will continue in effect until revoked, terminated, or all benefits are paid. However, the Directors Deferred Compensation Agreement and this Plan may be amended or revoked at any time, in whole or in part, by the Company in its sole discretion. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment or revocation. Such benefits will be payable at the times and in the amounts provided for in the Directors Deferred Compensation Agreement, or the Company may elect to accelerate distribution and immediately pay all amounts due.

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E.    RIGHTS PRESERVED

      Nothing in the Directors Deferred Compensation Agreement or this Plan gives any director the right to continue to hold such office. The relationship between you and the Company shall continue to be determined by the applicable provisions of the governing documents of the Company and by applicable law.

F.    CONTROLLING DOCUMENTS

      This is merely a summary of the key provisions of the Directors Deferred Compensation Agreement currently in use by the Company. In the event of any conflict between the provisions of this Plan and the Directors Deferred Compensation Agreement, the Directors Deferred Compensation Agreement shall in all cases control.

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